Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the First Quarter 2021

May 11, 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the first quarter 2021.

Recent Highlights

●	Signed two lease agreements with hospitals to install Senhance® Surgical Systems
●	A hospital completed the first buyout of a previously leased Senhance Surgical System
●	Made FDA 510(k) submission for articulating instruments
●	Published results from the first milestone study comparing health economic outcomes versus another robotic system as well as traditional laparoscopy
●	Received expanded 510(k) clearance for general surgery indication
●	Received CE Mark for the Intelligent Surgical Unit™(ISU™), enabling clinical use of machine vision capabilities in Europe
●	Announced partnering arrangement with Amsterdam Skills Centre to launch Senhance surgical training center in the Netherlands
●	Strengthened balance sheet through equity financings, extending cash runway into 2024

“We were pleased with our performance during the first quarter and with our strong start to the year. We acknowledge the pandemic around the world is still having impacts, but I'm encouraged by the signs of recovery this quarter,” said Anthony Fernando, President and CEO of Asensus Surgical. “We submitted for 510(k) clearance for articulating instruments, received FDA clearance for general surgery, saw strong procedure volume trends including the utilization of the ISU, announced a new training center in the EU, raised significant funds, finalized our name change and rebranding, and, subsequent to the quarter end, signed two Senhance system lease agreements. Our ability to deliver results while also advancing our technology pipeline during these times is proof to the capabilities and broad applicability of Senhance.”

Name Change and Rebranding

On February 23, 2021, the Company announced that it changed its corporate name to Asensus Surgical, Inc. The name change reflects the company's broader vision of shaping the future of surgery by integrating computer vision and machine learning with surgical robotics. Effective March 5, 2021, the company’s ticker symbol was changed to ASXC.

Upcoming 2021 Milestones

For the full year 2021, the Company continues to expect to install 10 - 12 new Senhance Surgical Systems.

During the second quarter of 2021, the Company expects to achieve the following regulatory milestones:

●	File for FDA 510(k) clearance for the next wave of ISU features

During the second half of 2021, the Company expects to publish clinical papers in peer reviewed journals on the following subjects:

●	Health economic evidence comparing Senhance, robotics and laparoscopy in General Surgery and Gynecology

Commercial and Clinical Update

Thus far in 2021, the Company has signed two new agreements with two hospitals in Europe, and expects both of these new programs to be initiated in the second quarter. In addition, a hospital in Asia purchased a previously leased Senhance system at the end of the lease term.

During the first quarter, over 500 procedures were performed globally using the Senhance Surgical System, an increase of 3% over the first quarter of 2020.

On January 19, 2021, the Company announced it received CE Mark approval for the ISU that enables machine vision capabilities on the Senhance Surgical System. This approval will provide Senhance digital laparoscopic programs in Europe access to this new technology, ushering them to the forefront of surgical innovation utilizing augmented intelligence.

On February 18, 2021, the Company agreed to team with the Amsterdam Skills Centre (ASC) in the Netherlands for surgical training. This site will serve surgeons and staff throughout Europe with basic and advanced training on the Senhance Surgical System. The ASC will also provide Asensus Surgical with a world-class facility to engage European surgeons in technology and clinical development studies.

On March 3, 2021, the Company announced it received an additional FDA clearance for the Senhance Surgical System which allows for indication expansion in general surgery in the United States.

On April 15, 2021, the first milestone study comparing health economic outcomes of the Senhance System versus another robotic system, as well as traditional laparoscopy was published in The International Journal of Medical Robotics and Computer Assisted Surgery in April. According to the study, Senhance was less than half the cost of procedures performed on another robotic platform and was comparable to traditional laparoscopically assisted vaginal hysterectomy costs for certain gynecologic procedures. The study also found that case times for Senhance and other robotic systems were similar.

In May 2021, the Company submitted for FDA 510(k) clearance of articulating instruments for the Senhance Surgical System technology platform.

First Quarter Financial Results

For the three months ended March 31, 2021, the Company reported revenue of $2.1 million as compared to revenue of $0.6 million in the three months ended March 31, 2020. Revenue in the first quarter of 2021 included $1.3 million in Senhance system revenue, $0.4 million in instruments and accessories, and $0.4 million in services.

For some lease arrangements, the customers are provided with the right to purchase the leased Senhance System during or at the end of the lease term, or a Lease Buyout. Systems revenue consisted of one Lease Buyout and revenue from multiple lease arrangements.

For the three months ended March 31, 2021, total net operating expenses were $14.4 million, as compared to $16.0 million in the three months ended March 31, 2020.

For the three months ended March 31, 2021, net loss was $17.3 million, or $0.08 per share, as compared to a net loss of $17.0 million, or $0.59 per share, in the three months ended March 31, 2020.

For the three months ended March 31, 2021, the adjusted net loss was $12.2 million, or $0.06 per share, as compared to an adjusted net loss of $12.0 million, or $0.41 per share in the three months ended March 31, 2020, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, restructuring and other charges, and deemed dividend related to beneficial conversion feature of preferred stock, all of which are non-cash charges. Adjusted net loss is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

Balance Sheet Updates

On January 14 and February 1, 2021, the Company closed two separate equity financings respectively, totaling approximately $111 million in gross proceeds in aggregate, which, along with other capital obtained from warrant exercises and an ATM offering, is expected to extend the cash runway into 2024.

The Company had cash and cash equivalents and restricted cash of approximately $166.4 million as of March 31, 2021.

Conference Call

Asensus Surgical, Inc. will host a conference call on Tuesday, May 11, 2021, at 4:30 PM ET to discuss its first quarter 2021 operating and financial results. To listen to the conference call on your telephone, please dial 1-855-327-6837 for domestic callers and 1-631-891-4304 for international callers, and reference conference ID 10014229 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit™ (ISU™) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, and for 2020, restructuring and other charges, and deemed dividend related to beneficial conversion feature of preferred stock. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance Surgical System, as well as 2021 first quarter results and plans for 2021. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we are able install 10-12 new Senhance Surgical Systems in 2021, whether we will file for FDA 510(k) clearance for the next generation ISU features in the second quarter of 2021, whether we will publish clinical papers in peer reviewed journals related to health economic evidence comparing Senhance, robotics and laparoscopy in General Surgery and Gynecology, whether we can manage our cash flow efficiently, whether we can manage the continuing impact of the COVID-19 pandemic on our business, whether we can meet the operational and regulatory goals we have set forth for 2021 and whether our cash on hand will be sufficient to meet our anticipated cash needs into 2024. For a discussion of the risks and uncertainties associated with Asensus Surgical's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020, which we filed with the SEC on March 11, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Product	$1,704	$242
Service	379	358
Total revenue	2,083	600
Cost of revenue:
Product	2,380	913
Service	732	825
Total cost of revenue	3,112	1,738
Gross loss	(1,029)	(1,138)
Operating Expenses:
Research and development	4,215	3,934
Sales and marketing	3,053	4,253
General and administrative	3,992	3,349
Amortization of intangible assets	2,867	2,564
Change in fair value of contingent consideration	257	1,056
Restructuring and other charges	—	858
Total Operating Expenses	14,384	16,014
Operating Loss	(15,413)	(17,152)
Other Expense, net:
Change in fair value of warrant liabilities	(1,981)	(155)
Interest income	52	27
Interest expense	(7)	—
Other expense, net	(29)	(15)
Total Other Expense, net	(1,965)	(143)
Loss before income taxes	(17,378)	(17,295)
Income tax benefit	38	697
Net loss	(17,340)	(16,598)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(412)
Net loss attributable to common stockholders	(17,340)	(17,010)
Comprehensive loss:
Net loss	(17,340)	(16,598)
Foreign currency translation loss	(1,938)	(872)
Comprehensive loss	$(19,278)	$(17,470)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.08)	$(0.59)

Weighted average number of shares used in computing net loss per common share – basic and diluted	204,992	28,906

Asensus Surgical, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$165,245	$16,363
Accounts receivable, net	2,306	1,115
Inventories	11,181	10,034
Other current assets	3,593	6,501
Total Current Assets	182,325	34,013
Restricted cash	1,149	1,166
Inventories, long-term	7,656	8,813
Property and equipment, net	9,179	10,342
Intellectual property, net	18,591	22,267
Net deferred tax assets	288	307
Operating lease right-of-use assets, net	4,234	1,164
Other long term assets	193	186
Total Assets	$223,615	$78,258
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,327	$1,965
Accrued expenses	3,830	6,301
Deferred revenue – current portion	892	789
Notes payable – current portion, net of debt discount	2,459	1,228
Total Current Liabilities	9,508	10,283
Long Term Liabilities:
Contingent consideration	4,193	3,936
Notes payable – less current portion	356	1,587
Warrant liabilities	—	255
Noncurrent operating lease liabilities	3,640	628
Total Liabilities	17,697	16,689
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2021 and December 31, 2020; 232,716,797 and 116,231,072 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	233	116
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	944,907	781,397
Accumulated deficit	(740,252)	(722,912)
Accumulated other comprehensive income	1,030	2,968
Total Stockholders’ Equity	205,918	61,569
Total Liabilities and Stockholders’ Equity	$223,615	$78,258

Asensus Surgical, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating Activities:
Net loss	$(17,340)	$(16,598)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	802	570
Amortization of intangible assets	2,867	2,564
Stock-based compensation	1,786	1,923
Deferred tax benefit	(38)	(697)
Write down of inventory	122	—
Change in fair value of warrant liabilities	1,981	155
Change in fair value of contingent consideration	257	1,056
Changes in operating assets and liabilities:
Accounts receivable	(1,608)	(340)
Inventories	(162)	(1,603)
Other current and long term assets	(21)	(76)
Accounts payable	242	509
Accrued expenses	(2,290)	(433)
Deferred revenue	128	83
Noncurrent operating lease liabilities	3,037	(130)
Net cash and cash equivalents used in operating activities	(10,237)	(12,477)
Investing Activities:
Purchase of property and equipment	(395)	(2)
Net cash and cash equivalents (used in) provided by investing activities	(395)	(2)
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	—	13,525
Proceeds from issuance of common stock, net of issuance costs	129,322	11,212
Taxes paid related to net share settlement of vesting of restricted stock units	(214)	(33)
Proceeds from exercise of stock options and warrants	30,497	—
Net cash and cash equivalents provided by (used in) financing activities	159,605	24,704
Effect of exchange rate changes on cash and cash equivalents	(108)	(51)
Net increase in cash, cash equivalents and restricted cash	148,865	12,174
Cash, cash equivalents and restricted cash, beginning of period	17,529	10,567
Cash, cash equivalents and restricted cash, end of period	$166,394	$22,741

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$—	$1,958
Acquisition of property and equipment in accounts payable	$191	$—
Reclass of warrant liability to common stock and additional paid-in-capital	$2,236	$—
Lease liabilities arising from obtaining right-of-use assets	$3,427	$—
Exchange of common stock for Series B Warrants	$—	$2,470
Transfer of in-process research and development to intellectual property	$—	$2,425
Conversion of preferred stock to common stock	$—	$30

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Net loss attributable to common stockholders (GAAP)	$(17,340)	$(17,010)

Adjustments
Amortization of intangible assets	2,867	2,564
Change in fair value of contingent consideration	257	1,056
Change in fair value of warrant liabilities	1,981	155
Restructuring and other charges	—	858
Deemed dividend related to beneficial conversion feature of preferred stock	—	412
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(12,235)	$(11,965)

	Three Months Ended
	March 31,
	2021	2020
Net loss per share attributable to common stockholders (GAAP)	$(0.08)	$(0.59)

Adjustments
Amortization of intangible assets	0.01	0.09
Change in fair value of contingent consideration	0.00	0.04
Change in fair value of warrant liabilities	0.01	0.01
Restructuring and other charges	—	0.03
Deemed dividend related to beneficial conversion feature of preferred stock	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.06)	$(0.41)

The non-GAAP financial measures for the three months ended March 31, 2021 and 2020 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)   Beginning in the fourth quarter of 2019 and continuing into the first quarter of 2020, we implemented a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During the first quarter of 2020 our continued restructuring efforts resulted in $0.9 million in severance costs due to headcount reduction.

e)   During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to earnings available to common stockholders for the three months ended March 31, 2020.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer

CG Life

kschaeffer@cglife.com